UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADTRAN, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2016 ANNUAL MEETING

AND

PROXY STATEMENT

April 4, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 11, 2016, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope, or vote by telephone or over the Internet as directed on the enclosed proxy card, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

For ease of voting, stockholders are encouraged to vote using the Internet. If you would like to reduce the costs incurred by ADTRAN, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically. To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Sincerely,

THOMAS R. STANTON Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2016

NOTICE HEREBY IS GIVEN that the 2016 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 11, 2016, at 10:30 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect seven directors to serve until the 2017 Annual Meeting of Stockholders;

2.	An advisory proposal to approve the company’s executive compensation. The proposal is to consider and vote on the following:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2016; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 14, 2016 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

ROGER D. SHANNON Senior Vice President of Finance, Chief Financial Officer, Corporate Secretary and Treasurer

Huntsville, Alabama

April 4, 2016

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 11, 2016:

This Notice, the Proxy Statement and the 2015 Annual Report to Stockholders of ADTRAN, Inc. are

available at www.proxyvote.com.

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2016

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2016 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 11, 2016, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 4, 2016.

This Proxy Statement, the attached Notice of Annual Meeting and our 2015 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 14, 2016. On the record date, 48,989,616 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting with regard to Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by the Bylaws of the Company and is a majority of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the nominees and, therefore, will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 2, an advisory vote to approve the Company’s executive compensation, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. As the vote is advisory only and not binding there is no required vote. In determining the results of the vote, however, abstentions will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 3, the ratification of the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve of Proposal 3 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for each proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 3 is discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal. We believe Proposals 1 and 2 are non-discretionary.

As of March 14, 2016, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 1,483,389 shares of our common stock, constituting approximately 2.96% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Proxies

You should specify your choices with regard to each of the proposals (1) by telephone as directed on the enclosed proxy card, (2) over the Internet as directed on the enclosed proxy card, or (3) on the enclosed proxy card by signing, dating and returning it in the accompanying postage paid envelope. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” approval of a shareholder advisory vote on executive compensation and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving written notice to Roger D. Shannon, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);

•	executing and delivering to Mr. Shannon a proxy card bearing a later date;

•	voting again prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting, as directed on the enclosed proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $9,000 plus reasonable out-of-pocket expenses. We will pay all expenses incurred in connection with the solicitation of proxies. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will also reimburse such brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2016, by (1) each of our directors, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

	Common Stock Beneficially Owned (1) (2)
Name and Relationship to Company	Number of Shares	Percent of Class
Thomas R. Stanton
Chairman of the Board, Chief Executive Officer and Director	646,350	1.31%
James E. Matthews (3)
Former Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary	—	*
Roger D. Shannon (3)
Senior Vice President of Finance, Chief Financial Officer, Corporate Treasurer and Secretary	—	*
Raymond R. Schansman
Senior Vice President of Global Operations and Support	140,711	*
James D. Wilson, Jr.
Senior Vice President of Technology and Strategy	94,982	*
Michael Foliano (3)
Senior Vice President – Global Operations	113,522	*
Roy J. Nichols
Director	82,486	*
William L. Marks
Director	67,841	*
H. Fenwick Huss
Director	39,225	*
Balan Nair
Director	45,225	*
Kathryn A. Walker
Director	12,148	*
Anthony J. Melone
Director	2,187	*
All directors and executive officers as a group (15 persons)	1,483,389	2.96%

*	Represents less than one percent of the outstanding shares of our common stock.
(1)	Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 14, 2016 as follows: Mr. Stanton – 532,351 shares; Mr. Schansman – 130,314 shares; Mr. Wilson – 91,271 shares; Mr. Foliano 110,218 shares; Mr. Nichols – 20,000 shares; Mr. Marks – 15,000 shares; Dr. Huss – 20,000 shares; Mr. Nair – 25,000 shares; and all directors and executive officers as a group – 1,159,408 shares. The shares included in the table above, do not include shares of our common stock that may be issued upon distribution of stock awards that were deferred pursuant to the Company’s Deferred Compensation Plan, which the individual becomes entitled to upon separation of service from ADTRAN, but which shares are actually payable on the first day of the month following the six month anniversary of the participant’s separation from service from ADTRAN, as follows: Mr. Stanton – 50,454 shares; Mr. Schansman – 11,174 shares; Mr. Wilson – 6,205 shares; Mr. Foliano – 8,441 shares; and all directors and executive officers as a group – 76,274 shares. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days or that an officer or director may become entitled to under the terms of the Company’s Deferred Compensation Plan upon separation of service within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.
(2)	The shares shown include: as to Mr. Schansman, 4,721 shares held by 401(k) plan; as to Mr. Wilson, 2,685 shares held by 401(k) plan; as to Mr. Foliano, 192 shares held by 401(k) plan; as to Mr. Nichols, 23,328 shares held in a trust, 5,421 shares held by his wife and 12 shares held by his wife as custodian for grandchildren under Unified Transfers to Minors Act and as to which Mr. Nichols disclaims beneficial ownership of; as to Mr. Marks, 8,600 shares held in an Individual Retirement Account; and as to all directors and executive officers as a group, 16,998 shares held by 401(k) plan and Individual Retirement Account, 5,487 shares owned by spouses and other immediate family members (including as custodian) and 23,328 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

(3)	Effective March 16, 2015, Mr. Matthews resigned his positions as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Foliano was appointed interim Chief Financial Officer, Treasurer and Secretary until November 14, 2015, when Mr. Shannon was appointed Senior Vice President of Finance, Chief Financial Officer, Corporate Treasurer and Secretary.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	7,194,208	(1)	14.69%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,694,581	(2)	9.58%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,822,443	(3)	7.80%

(1)	The amount shown and the following information is derived from Amendment No. 4 to the Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”), reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G, T. Rowe Price, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over 1,197,670 shares and sole dispositive power over all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares and that T. Rowe Price Mid-Cap Value Fund, Inc. (the “Fund”), a registered investment company sponsored by T. Rowe Price and for which T. Rowe Price serves as an investment advisor, has sole voting power as to 2,488,300 of the shares; however, except for the Fund, no one person’s interest in the shares is more than five percent (5%) of the total shares.
(2)	The amount shown and the following information is derived from Amendment No. 6 to the Schedule 13G filed by BlackRock, Inc., reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G, BlackRock, Inc. is the beneficial owner of all of the shares, and has sole voting power over 4,571,218 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares.
(3)	The amount shown and the following information is derived from Amendment No. 4 to the Schedule 13G filed by The Vanguard Group, reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over 65,202 shares, sole dispositive power over 3,754,241 shares, and shared dispositive power over 68,202 shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of seven members. Each of Thomas R. Stanton, H. Fenwick Huss, William L. Marks, Balan Nair, Roy J. Nichols and Kathryn A. Walker were elected at the 2015 Annual Meeting. Anthony J. Melone was appointed as a director by the Board on February 8, 2016, to fill a previously existing vacancy.

The Board of Directors has nominated Thomas R. Stanton, H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Roy J. Nichols and Kathryn A. Walker for election as directors at the 2016 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2017 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.

Each of the nominees has consented to serve his term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

Our products and our success in our markets depend on our ability to stay abreast of and respond to developments in communications and information technologies. We have also grown profitably; in order to protect and enhance our growth and profitability it is important for us to understand the financial environments which impact us and the risks in those environments as well as the tools of corporate finance available to us to navigate and manage those risks. We also have a significant number of employees and numerous locations. In selecting directors we are concerned to have a diverse group of directors so that our board has an effective mix of technical, financial, operating and management experience in our directors. We have a long-standing policy of keeping our board relatively small. We also believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the company but should nevertheless include the insight and judgment of our senior management; six of our seven directors are not employees.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Thomas R. Stanton, H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Roy J. Nichols and Kathryn A. Walker as directors for a one year term expiring at the 2017 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

Set forth below is certain information as of January 31, 2016 regarding the seven nominees for director, including their ages and principal occupations.

THOMAS R. STANTON has served as our Chief Executive Officer and a director since September 2005, and as our Chairman of the Board since April 2007. Prior to becoming our Chief Executive Officer, Mr. Stanton served as our Senior Vice President and General Manager – Carrier Networks from 2001 to September 2005, Vice President and General Manager – Carrier Networks from 1999 to 2001, and Vice President – Carrier Networks Marketing from 1995 to 1999. Before joining ADTRAN, Mr. Stanton served as Vice President – Marketing & Engineering for Transcrypt International, Inc. in 1995. He also served as Director, Marketing and then Senior Director, Marketing, for the E.F. Johnson Company from 1993 until joining Transcrypt in 1995. Mr. Stanton has served on the board of directors for a number of technology companies, the Chamber of Commerce of Huntsville/Madison County, as Chairman for the Federal Reserve Bank of Atlanta’s Birmingham Branch and currently serves as Chairman for the Telecommunications Industry Association (TIA). He is also a board member for the Economic Development Partnership of Alabama (EDPA). Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our company and extensive experience in all aspects of our industry. Mr. Stanton is 51.

H. FENWICK HUSS has served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York since July 1, 2014. He is also a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989, and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002 and has served as our lead director since May, 2015. Dr. Huss also currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Dr. Huss has been selected as a nominee for director because he brings the point of view of academia and in particular the information and new concepts that develop in the business school environment, because he has extensive experience and knowledge of financial accounting and corporate finance and because he has management experience in the academic environment. Dr. Huss is 65.

WILLIAM L. MARKS served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, from 1990 to his retirement in March 2008, and served in various executive and management capacities with AmSouth Bank, N.A. from 1977 to 1990. Mr. Marks currently serves as a director of CLECO Corporation and CLECO Power, LLC., and as a Life Trustee of Wake Forest University. Mr. Marks has served as a director of ADTRAN since 1993 and currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Marks has been selected as a nominee for director because of his career in finance and financial services, because of his expertise in banking and corporate finance and because of his extensive experience as an executive and senior manager in the course of his career. Mr. Marks is 72.

ANTHONY J. MELONE has over 32 years of experience in the telecommunications industry, including having served as Executive Vice President and Chief Technology Officer for Verizon Communications from December 2010 to April 2015. In addition, Mr. Melone served in a variety of positions with Verizon Wireless from 2000 to December 2010, including as Senior Vice President and Chief Technical Officer from 2007 to December 2010. Over his 32 year career with Verizon and its predecessor, Bell Atlantic, he also has served as Vice President of Network Operations and Staff Vice President of Network Planning and Administration. Since 2008, he has served as Chief Technology Officer and Senior Vice President of Rural Cellular Corporation. Mr. Melone received a Bachelor of Science degree in electrical engineering from Villanova University and a Master of Science degree in engineering from the University of Pennsylvania. Mr. Melone currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Melone has been selected as a nominee for director because of his extensive experience as an executive and senior manager in the telecommunications industry. Mr. Melone is 55.

BALAN NAIR is Executive Vice President and Chief Technology Officer for Liberty Global, Inc., a telecommunications company. In this capacity he is responsible for overseeing the global network and technology operations, which span three continents and over 33 million homes. He is also responsible for new product development, oversees global procurement functions and leads Liberty Global’s Technology Investment Venture group. Mr. Nair is an executive officer of Liberty Global and sits on the company’s Executive Management Committee and Investment Committee. Prior to joining Liberty Global in July of 2007, Mr. Nair served as AOL’s chief technology officer overseeing the company’s network operations and back-office systems. After joining AOL in 2006, Mr. Nair led the Technology Operations organization in creating synergies, improving productivity, and increasing efficiencies. Prior to his role at AOL, Mr. Nair spent 12 years at Qwest Communications International Inc. (Qwest), most recently as Chief Information Officer (CIO). As CIO, he was responsible for supporting Qwest’s internal and external applications, legacy systems including maintenance, internal network operations, data centers, and help desk and desktop support functions. He also headed Qwest’s technology management operations that included technical aspects of the company’s product rollouts in broadband, video, call center technology, VoIP, and wireless, among other offerings. As Qwest’s Chief Technology Officer from 2003 to 2005, he spoke often in public forums on technology and strategic topics in the telecommunications industry. Mr. Nair sits on the board of Charter Communications, a leading cable operator in the United States and on the Board of Telenet Group Holding NV, Liberty Global’s Belgium subsidiary. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds a Masters of Business Administration and a Bachelor of Science in electrical engineering, both from Iowa State University. Mr. Nair is also a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel. Mr. Nair is 49.

ROY J. NICHOLS founded and served as President of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Blue Creek Investments and the Hudson Alpha Institute of Biotechnology. Mr. Nichols has served as a director of ADTRAN since 1994, and previously served as our lead director from October 2006 through May 2015. Mr. Nichols is also a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Nichols has been selected as a nominee for director because he has extensive experience with leadership, risk assessment, information technologies and extensive knowledge of and history with our company. Mr. Nichols is 77.

KATHRYN A. WALKER has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. Prior to joining OpenAir, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the board of directors for SmartHome Ventures, Zubie, on the Council of Trustees at South Dakota State University and as a member of the Board of Trustees at Missouri University of Science and Technology. Ms. Walker currently serves as a director of ADTRAN and is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Ms. Walker has been selected as a nominee for director because she has extensive experience with the technologies that influence our industry and our markets and because she has management experience, particularly managing technical personnel. Ms. Walker is 56.

CORPORATE GOVERNANCE

Board Structure – Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Messrs. Marks, Melone, Nair and Nichols, Dr. Huss and Ms. Walker do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The incumbent independent directors also constitute all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Dr. Huss, our independent lead director, presides over these meetings, coordinates the activities of the independent directors and serves as liaison between the independent directors and our Chief Executive Officer and senior management. We believe this structure facilitates the development of a productive relationship with our Chief Executive Officer and ensures effective communication between our Chief Executive Officer and the independent directors.

Mr. Stanton is both our Chief Executive Officer and our Chairman; his predecessor, Mark Smith, one of our founders, also held both of these positions and we believe that having our Chief Executive Officer also holding the position of Chairman is important in underscoring his authority to our customers, our vendors and our employees and in our markets generally. We believe that this structure enhances our day-to-day operating effectiveness and does not undercut the benefits available to the Board of having separated these functions because we have established a lead director whose role is extensive and who in relationship to the other directors performs many of the functions that might otherwise be performed by a board chairman.

Meetings of the Board of Directors and its Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2015, the Board of Directors held seven meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held three meetings. All members of the Board of Directors, attended at least 75% of the aggregate of meetings of the Board of Directors and of the committees of which he or she is a member. Five of the incumbent directors attended the 2015 Annual Meeting of Stockholders on May 13, 2015.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (4) the qualifications and independence of our independent registered public accounting firm; (5) the performance of our internal audit function and the independent registered public accounting firm; and (6) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee is composed of H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Roy J. Nichols and Kathryn A. Walker, each of whom is independent under NASDAQ listing standards. William L. Marks is the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert.

Compensation Committee

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. In addition, the Compensation Committee is responsible for administering our 2015 Employee Stock Incentive Plan, our 2010 Directors Stock Plan, our Variable Incentive Compensation Plan and our Deferred Compensation Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Roy J. Nichols and Kathryn A. Walker, each of whom is independent under NASDAQ listing standards. Mr. Nair is the Chair of the Compensation Committee.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans, and approves equity grants. The Committee has authority to review and approve annual performance goals and objectives for our Chief Executive Officer, to evaluate his performance and to set his compensation based on the evaluation. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation within 90 days of the beginning of each fiscal year. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so. In accordance with Delaware law, in November 2015 the Compensation Committee also delegated to the Chief Executive Officer the authority to approve individual incentive stock option awards to employees of ADTRAN who are not officers, subject to a maximum aggregate limit of 979,660 stock options, and pre-approved terms and conditions.

At the beginning of each calendar year, our Compensation Committee reviews the variable incentive cash compensation (“VICC”) program results from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the latter part of each calendar year to determine and approve annual equity awards.

Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. In doing so, he consults with our Chief Financial Officer.

Our Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants. Though our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs, the Committee did engage Towers Watson in 2008 and again in 2011 to provide information and analysis of our executive compensation in the context of the telecom industry and our peer companies in the industry and to present this information with possible modifications to our compensation of executives and directors for the Committee’s consideration. This methodology, in combination with our own research and analysis, remains a part of the process the Compensation Committee undertakes each year in determining compensation of our executives and directors. See “Executive Compensation – Compensation Discussion and Analysis – Overview and Philosophy.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee is composed of H. Fenwick Huss, William L. Marks, Anthony J. Melone, Balan Nair, Roy J. Nichols and Kathryn A. Walker, each of whom is independent under NASDAQ listing standards. Ms. Walker is the Chair of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee seeks to create a Board that as a whole is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and ADTRAN at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that set forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.

As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of Roger D. Shannon, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2017 Annual Meeting, stockholder recommendations for director must be received by us no later than December 5, 2016. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

All of the current nominees for director recommended by the Board for election by the stockholders at the 2016 Annual Meeting are current members of the Board. In evaluating candidates for director, the Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and his prior performance as a director, the Committee determined to recommend each incumbent director for re-election. The Committee has not received any nominations from stockholders for the 2016 Annual Meeting.

Communications with the Board of Directors

The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Conduct or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline by email at hotline@adtran.com, by mail at ADTRAN, Inc. Hotline, P.O. Box 5765, Huntsville, Alabama 35814, or by calling the hotline at 1-888-723-8726 (1-888-7ADTRAN). Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations – Corporate Governance.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

The goals of our executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward qualified executive management, with a focus on talent from within the telecommunications industry;

•	align management’s interests with our success by making a portion of our executive management’s compensation dependent upon ADTRAN’s performance; and

•	align our executive management’s interests with the interests of stockholders by including long-term equity incentives.

We design our executive compensation programs in a manner to help us achieve these goals. For instance, we consider retention to be a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a longstanding practice of our company. We believe that retention involves two interrelated components – maintaining a positive working environment that provides intangible benefits to our executives and encourages longevity and providing total compensation that is generally competitive within our industry and among companies of comparable size and complexity. Augmenting compensation with a desirable working environment enables us to maintain a compensation program that generally provides overall compensation to our executive officers that is approximately at the median when compared to companies with which we compete for talent, but still remains competitive with those companies.

Beginning with an in-depth review in 2008, the Board of Directors, the Compensation Committee and senior management have continually worked to establish and maintain compensation programs of types and at levels that are competitive within our industry for executives, managers and directors. In 2008 and again in 2011, the Committee retained the compensation consulting firm of Towers Watson to provide compensation information and analysis with respect to the telecom industry and to our peer companies within the industry. The Committee also considered information collected by senior management and the Committee from industry and other sources, surveys and databases, including publicly available compensation information of other companies, both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs. Having determined at the time of these studies that our compensation levels for some senior managers were not competitive within the telecom industry or among our peers, the Committee recommended that compensation for these positions should be increased toward a more competitive level in multiple steps over a reasonable time period. The Board concurred, and each year the Committee continues to guide executive and director compensation to achieve this goal.

The Compensation Committee awards equity compensation after taking into account the Company’s absolute and relative performance, in addition to the industry and peer group compensation benchmarks. The compensation decisions made in 2015 for senior managers continue the theme and represent another step toward attaining more competitive levels of compensation.

In addition to the analysis with Towers Watson conducted in each of 2008 and 2011, as described above, in 2010, the Compensation Committee undertook a review of the compensation of certain officers and management employees. As a result of this review, the Compensation Committee determined that, to better incentivize officers and managers and to attract and retain qualified executives, the Board, among other things, should consider increasing the maximum performance award that may be granted in a plan year. To effectuate this change, effective January 1, 2011, the Company revised its VICC program for executives under the ADTRAN, Inc. Variable Incentive Compensation Plan (the “Variable Incentive Compensation Plan”) and adopted a group of VICC programs designed to encourage and reward growth in pretax income, and in various categories of revenue. The Variable Incentive Compensation Plan was then approved by the Company’s stockholders and adopted by the Company at the 2011 annual meeting. Under the Variable Incentive Compensation Plan as adopted by the Company, the maximum performance award that may be granted to any recipient for any plan year was increased to $3,000,000.

The Compensation Committee also focuses on to establishing and maintaining a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	our need for someone in a particular position; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.

The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.

Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and compensation issues. Our Chief Executive Officer also provides the Compensation Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Compensation Committee throughout the year, the Compensation Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Appointment of New Chief Financial Officer

In 2015, we appointed Roger D. Shannon as our new Chief Financial Officer. In connection with Mr. Shannon’s hiring, his compensation includes a base salary of $365,000, a make-whole bonus as discussed below, provision for incentive awards, as discussed below, and reimbursement for certain relocation expenses, which relocation expenses must be repaid if he voluntarily leaves the Company, other than for Good Reason, or does not relocate his family, in each case, within the first twelve months of employment. In his prior employment, Mr. Shannon was a participant in a bonus program and to compensate him for amounts he would be foregoing to join the Company, we designed the one-time make-whole bonuses described below. We agreed to pay Mr. Shannon the make-whole bonus, structured as follows: (i) a one-time payment of $220,000, payable in the first quarter of 2016, which he must repay if he voluntarily leaves the Company, other than for Good Reason, or does not relocate his family, in each case, within the first twelve months of employment; and (ii) a one-time payment of $109,500, payable in the first quarter of 2017, which will be reduced on a dollar-for-dollar basis by any amount that Mr. Shannon earns for 2016 under the Company’s VICC program, and which he will only be entitled to receive if he is still employed by the Company in the first quarter of 2017. Under the terms of Mr. Shannon’s offer letter, the term “Good Reason” means a significant decrease in his base compensation, a decrease in his title and/or responsibilities, a change in his reporting to a position other than the CEO of the Company, or a requirement that he move to a work location more than 25 miles from the Company’s current headquarters.

Mr. Shannon’s offer letter also included the following long-term incentive equity awards: (1) An initial stock option grant of 30,000 options with an annual ratable four-year vesting term and (2) an initial performance restricted stock unit award of 5,200 shares, all of which-vest at the end of the three-year performance period based on the company’s relative total shareholder return, or “TSR” performance against the NASDAQ Telecommunications Index.

Components of Executive Compensation

Our executive compensation program consists of base salary, commissions for sales executives, an annual VICC program, and long-term equity incentives in the form of stock options and performance-based restricted stock units. Executive officers also are eligible to participate in a nonqualified deferred compensation program (and the Board approved the inclusion of directors in this program beginning in 2010) and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan. The Compensation Committee of our Board of Directors oversees our executive compensation program.

Base Salary and Commissions. Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer. Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities. The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent.

For our sales executives, commissions are an important element of cash compensation because they tie the executive’s pay directly to his success in his area of responsibility. Our sales executives generally receive half of their cash compensation (not including annual VICC, if any) in salary and half in commissions, which is consistent with our historical practice and our understanding of the standard practice in the market for sales executives. The Committee also reviews historical salary and commission information for each of the executive officers as part of its analysis in setting base salaries and commission structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.

In January, 2015, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved salary increases for each of the named executive officers which are reflected in the following table:

Named Executive Officer	2014 Base Salary	2015 Base Salary
Thomas R. Stanton	$576,800	$595,000
James E. Matthews	$330,358	$340,269
James D. Wilson, Jr.	$300,000	$309,000
Raymond R. Schansman	$300,000	$309,000
Michael Foliano	$295,000	$303,850

Additionally, in November, 2015, Roger D. Shannon joined the Company as our Senior Vice President of Finance and Chief Financial Officer, replacing Mr. Matthews who resigned in March, 2015. In connection with Mr. Shannon’s hiring, the Committee approved an annual salary for Mr. Shannon of $365,000. Mr. Matthews’ resignation became effective on March 16, 2015, and Mr. Foliano served as Interim Chief Financial Officer until Mr. Shannon assumed that position.

Annual Incentive Compensation. We provide our executives the opportunity to earn annual VICC under our Variable Incentive Compensation Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. VICC available for 2015 was determined by a formula based on designated performance measures for total company operating income, total company revenue, Carrier Network performance, Enterprise Network performance and certain other subcategories of revenue, as well as personal goal elements for some participants, as described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We use these performance measures for our annual incentive awards because we consider them as the most appropriate drivers of stockholder value. Total company operating income and total company revenue performance measures required a growth rate of at least 2.5% in that measure over the prior year’s performance for officers to receive any VICC. The Committee does not have the discretion under the Variable Incentive Compensation Plan to grant a VICC award absent attainment of the minimum performance measures. The Committee has the discretion to decrease a VICC payout under the plan even if performance measures are met, but the Committee does not have any discretion under the plan to increase a VICC payout above the amount determined pursuant to the established VICC formula.

For 2015, the Company did not meet the performance measures established for the 2015 program under the Variable Incentive Compensation Plan. Consequently, our executives did not earn any bonuses for 2015 performance under that plan.

Long-Term Incentive Awards. We compensate our executive officers in part with annual grants of stock option awards under our 2015 Employee Stock Incentive Plan, which is described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We grant stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with those of our stockholders in the long term, and because these awards are a standard form of compensation among the companies with which we compete for executive talent. The Compensation Committee believes that stock option awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in ADTRAN’s success. In addition, they can provide beneficial tax treatment that executives value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

As discussed above under “Overview and Philosophy,” in 2008 the Compensation Committee, based on discussions with the Chief Executive Officer and after considering information received from Towers Watson and other industry surveys and databases, determined to allow for performance-based restricted stock units, referred to as “performance shares,” in addition to other equity-based awards for the Chief Executive Officer and the Senior Vice Presidents. The Committee chose this form of award to further implement our executive compensation goals of better aligning the interests of these executives, who can most directly impact our overall financial performance, with the interests of our stockholders and of our Company by making the awards dependent on corporate performance, and allocated a portion of the long-term incentive awards for these executive officers accordingly. The number of performance shares earned by the executive officers is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. For 2015, the Compensation Committee selected as a peer group all companies in the NASDAQ Telecommunications Index. The Committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry.

We believe that TSR is an important tool in aligning our business goals with our executive compensation program, and ADTRAN is committed to delivering strong total shareholder return. Our 2015 TSR was negatively impacted by a significant decline in the value of the euro compared to the U.S. dollar, and the cancellation of a project with a major tier 1 service provider in the U.S. Although U.S. sales growth in 2015 was 10%, the resulting revenue and operating income we believe negatively impacted our resulting TSR. During the course of 2015, the company has taken steps to reduce operating expense by consolidating facilities and believes this, in combination with market share gains and improving environment should lead to better TSR performance in the future. To this end, we believe our executive compensation programs provide significant incentive to our management to work towards long-term TSR growth.

As discussed in more detail below, depending on our relative TSR over the performance period, the executive officers may earn from 0% of the number of target performance shares if the relative TSR performance is not at least equal to the 20th percentile of the peer group to 150% of the number of target performance shares if relative TSR performance equals or exceeds the 80th percentile of the peer group, based on the sliding scale as shown below.

ADTRAN’s TSR Performance Relative to its Peer Group (expressed in a percentile)	Granted Performance Shares Earned (expressed as a percentage)
Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%

Shares earned are distributed at the end of the three-year performance period. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are paid in cash upon vesting of those shares under the applicable awards.

The 2012 grant of performance shares vested on November 3, 2015 and the Compensation Committee certified in November 2015 that the TSR relative to its peer group over the performance period was 40.1%. As a result, the recipients earned 75.26% of the performance shares originally granted and payment, in cash, of the dividend credits accrued on such earned performance shares.

Our long-term equity incentive awards are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2015, the Compensation Committee approved stock option awards to our executive officers that vest over a four year period, with 25% vesting on each anniversary of the grant date. In addition, in November 2015, the Committee approved performance share awards to the Chief Executive Officer and the Senior Vice Presidents, as discussed above, including Roger D. Shannon, upon his appointment as Senior Vice President of Finance and Chief Financial Officer of the Company in November 2015. The total awards to the named executive officers in 2015 were as follows, and are described in the narrative below the Grants of Plan-Based Awards table:

Named Executive Officer	2015 Stock Option Award	2015 Performance Share Award
Thomas R. Stanton	94,207	13,547
Roger D. Shannon	30,000	5,200
James E. Matthews	—	—
James D. Wilson, Jr.	25,043	3,100
Raymond R. Schansman	20,000	3,100
Michael Foliano	22,578	3,100

In determining the amount of these incentive equity awards, the Compensation Committee began by deciding on an overall pool amount for the company, taking into account the estimated expense to us of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from company-wide option awards and performance shares, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. The Committee established a pool of up to 1,181,488 stock options and 34,247 performance shares for the 2015 annual grant, as compared to a pool of up to 1,197,595 stock options and 29,947 performance shares for the 2014 annual grant. The Committee allocated the pool of options and performance shares among the different functions throughout the company, based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Compensation Committee then set each executive’s individual award from the amount allocated to the function in which he serves, based on the recommendation of our Chief Executive Officer (other than with respect to his own award) with input from our Chief Financial Officer. In determining the amount of the options awards and performance shares for the named executive officers, the Committee considered the conclusions of its 2015 compensation review described above.

The Company has not historically included a performance measure as a component of vesting of stock options for executive officers because we believe that performance of the Company is an implicit feature of every stock option and that the option itself provides significant incentive to each employee who receives an option (including our executives) to perform his or her job tasks optimally for the overall performance of his or her group and the Company as a whole. It does include performance metrics as the sole measure for the performance-based restricted stock units (or “performance shares”) program described below at “Grants of Plan-Based Awards in 2015 – Equity Compensation” at page 20.

Other Compensation. We maintain general broad-based employee benefit plans in which our executives participate, such as a health insurance plan and a 401(k) plan. These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives and directors to voluntarily defer a portion of their income and performance shares and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives and directors at virtually no cost to us.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits to participants upon a change of control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code) including the named executive officers, in our equity incentive plans and our Variable Incentive Compensation Plan. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. We provide the limited change of control benefits to encourage our executives to seek out and pursue business transactions that could be beneficial to ADTRAN and its stockholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2015 Employee Stock Incentive Plan and Variable Incentive Compensation Plan were designed to meet the requirements so that awards and annual VICC under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for ADTRAN. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.

Risk Assessment

We have evaluated our compensation program and each element of the program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on ADTRAN. The Compensation Committee has attempted to create a compensation system that values current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short term risk taking, we believe the risk is more than offset by the fact that an annual cash incentive is only one of three elements of our overall compensation program; and the Compensation Committee has the ability to utilize discretion to reduce the amount of annual cash incentive awards if an executive officer takes unnecessary risks.

We believe the two other elements of our total compensation program – base salaries and long term equity awards – are either risk neutral or help lower risk. The Compensation Committee determines the annual base salaries based on numerous factors, as discussed above. These factors lend themselves to an overall evaluation that emphasizes improvement of ADTRAN and its operations rather than taking risks for short term gain. Our equity incentive awards vest or are earned over several years, so while the potential compensation an executive can receive through equity incentive awards is tied directly to appreciation of our stock price or other performance metrics, taking excessive risk for a short term gain is incompatible with an executive officer maximizing the value of equity incentive awards over the long term.

Clawback Policy

The Board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes stock options, performance shares and other monetary or equity-based compensation awards. To implement this policy, the Board has entered into a current agreement with each of the named executive officers providing for their agreement to such repayment.

Policy Against Hedging Instruments and Pledging

Under the Company’s Insider Trading Policy, employees and directors of the Company and any designee of any employee or director, are prohibited from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, exchange funds, and options) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director. Additionally, employee and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Balan Nair, Chairman H. Fenwick Huss William L. Marks Anthony J. Melone Roy J. Nichols Kathryn A. Walker

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 the total compensation earned by our Chief Executive Officer, Chief Financial Officer, including our former Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015 (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5) (6)		Total ($)
Thomas R. Stanton	2015		$595,000	—			$238,969		$406,347	—	—		$15,491		$1,255,807
Chief Executive Officer	2014		$576,800	—			$299,524		$598,900	—	—		$18,806		$1,494,030
	2013		$560,000	—			$375,523		$631,911	—	—		$21,711		$1,589,145
Roger D. Shannon (7)	2015		$37,904	$220,000	(8)		$91,728		$129,400	—	—		$3,568		$482,600
Senior Vice President of Finance, Chief Financial Officer, Corporate Treasurer and Secretary
James E. Matthews (7)	2015		$86,714	—			—		—	—	—		$25,439		$112,153
Former Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary	2014 2013	$ $	330,358 321,360	— —		$ $	88,440 110,880	$ $	174,367 183,974	— —	— —	$ $	13,031 13,571	$ $	606,196 629,785
James D. Wilson, Jr.	2015		$309,000	—			$54,684		$108,019	—	—		$11,565		$483,268
Senior Vice President of Technology and Strategy	2014 2013	$ $	300,000 292,114	— —		$ $	68,541 85,932	$ $	159,205 167,976	— —	— —	$ $	12,439 12,812	$ $	540,185 558,834
Raymond R. Schansman	2015		$309,000	—			$54,684		$86,267	—	—		$11,565		$461,516
Senior Vice President of Global Services and Support	2014 2013	$ $	300,000 290,578	— —		$ $	68,541 85,932	$ $	159,205 167,976	— —	— —	$ $	12,439 12,812	$ $	540,185 557,298
Michael Foliano	2015		$303,850	$50,000	(9)		$54,684		$97,387	—	—		$11,565		$517,486
Senior Vice President — Global Operations	2014 2013	$ $	295,000 285,171	— —		$ $	68,541 85,932	$ $	143,535 151,442	— —	— —	$ $	12,439 12,812	$ $	519,515 535,357

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our nonqualified deferred compensation plan.
(2)	Represents the aggregate grant date fair value of stock awards made during 2015, 2014 and 2013 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 2 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures. The maximum values of the awards, assuming the highest level of performance conditions is probable, are: for Mr. Stanton $311,455, $387,951 and $480,372 for the 2015, 2014 and 2013 awards, respectively; for Mr. Shannon $119,552 for the 2015 awards; for Mr. Wilson $71,271, $88,776 and $109,925 for the 2015, 2014 and 2013 awards, respectively; for Mr. Schansman $71,271, $88,776 and $109,925 for the 2015, 2014 and 2013 awards, respectively; and for Mr. Foliano $71,271, $88,776 and $109,925 for the 2015, 2014 and 2013 awards, respectively.
(3)	Represents the aggregate grant date fair value of option awards made during 2015, 2014 and 2013 computed in accordance with the Stock Compensation Topic of the FASB ASC. Fair value was calculated using the Black-Scholes options pricing model. For a description of the assumptions used to determine these amounts, see Note 2 in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Note 3 in each of the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(4)	No amounts were earned for 2015, 2014 or 2013 pursuant to the Variable Incentive Compensation Plan.
(5)	Consists of:
(a)	ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. In 2015, 2014 and 2013, the 401(k) plan required us to match 100% of an employee’s contributions to the plan (up to the first 3% of such employee’s annual compensation) and 50% of an employee’s contributions to the plan (up to the next 2% of such employee’s annual compensation). Compensation that may be considered in calculating the contribution amount for each employee is limited to $265,000 for 2015, $260,000 for 2014 and $255,000 for 2013. The amount of contributions included are $10,400 for 2015, $10,400 for 2014 and $10,200 for 2013 for each of Mr. Stanton, Mr. Wilson, Mr. Schansman and Mr. Foliano and $4,049 for 2015, $10,400 for 2014 and $10,200 for 2013 for Mr. Matthews.

(b)	Accrued dividend credits on restricted stock awards, which are paid in cash upon vesting of those shares under the applicable awards. The amounts included for 2015 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2015. The amounts included for 2014 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2014. The amounts included for 2013 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2013. The actual amount of dividends earned with respect to each grant of performance shares is determined upon final determination of the applicable performance target met by the Company upon vesting of the performance shares.
(c)	Payout of accrued vacation for Mr. Matthews of $21,390.
(d)	Payments for relocation expenses paid to Mr. Shannon in the amount of $3,208.
(6)	Amounts shown with respect to 2015 include the value of the dividend credits accrued on restricted stock awards in 2015, as discussed in footnote (5)(b) above, with respect to the grants of performance shares in each of 2012, 2013, 2014 and 2015 . The value of the dividend credits are reported with respect to the year in which they were accrued and not in the year in which they vested and were actually paid. The value of the dividend credits actually earned and paid, in cash, in November 2013 upon vesting of the 2010 grant of performance shares was $7,004 for Mr. Stanton, $1,972 for Mr. Matthews, $1,529 for Mr. Wilson, $1,529 for Mr. Schansman and $1,529 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2014 upon vesting of the 2011 grant of performance shares was $4,894 for Mr. Stanton, $1,594 for Mr. Matthews, $1,236 for Mr. Wilson, $1,236 for Mr. Schansman and $1,236 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2015 upon vesting of the 2012 grant of performance shares, was $8,559 for Mr. Stanton, $1,959 for Mr. Wilson, $1,959 for Mr. Schansman and $1,959 for Mr. Foliano.
(7)	Mr. Matthews resigned from the Company effective March 16, 2015 and Mr. Shannon was appointed Senior Vice President of Finance, Chief Financial Officer, Corporate Treasurer and Secretary on November 14, 2015. Amount shown in column 1 represents salary for Mr. Matthews earned from January 1, 2015 through March 16, 2015 based on an annual salary of $340,269, and salary for Mr. Shannon earned from November 14, 2015 through December 31, 2015, based on an annual salary of $365,000.
(8)	Represents the one-time signing bonus awarded to Mr. Shannon as part of a make-whole bonus upon the commencement of his employment with the Company payable in the first quarter of 2016. This bonus must be repaid to the Company if he voluntarily leaves the Company, other than for Good Reason (as such term is described above in “Compensation Discussion and Analysis – Appointment of New Chief Financial Officer”), or does not relocate his family, in each case, within the first twelve months of employment.
(9)	Represents a one-time discretionary bonus awarded to Mr. Foliano in recognition of his service as interim Chief Financial Officer of the Company from Mr. Matthews’ departure to Mr. Shannon’s arrival.

Grants of Plan-Based Awards in 2015

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas R. Stanton	11/14/2015	(1)								94,207	$15.33	$406,347	(4)
	—		$154,807	$806,284	$1,612,568
	11/14/2015	(3)				3,387	13,547	20,321				$238,969	(5)
James E. Matthews	—		—	—	—	—	—	—	—	—	—	—
Roger D. Shannon	11/14/2015	(1)								30,000	15.33	$129,400	(4)
	11/14/2015	(3)				1,300	5,200	7,800				$91,728	(5)
James D. Wilson, Jr.	11/14/2015	(1)								25,043	$15.33	$108,019	(4)
	—		$17,053	$170,360	$340,720
	11/14/2015	(3)				775	3,100	4,650				$54,684	(5)
Raymond R. Schansman	11/14/2015	(1)								20,000	$15.33	$86,267	(4)
	—		$23,490	$171,085	$342,170
	11/14/2015	(3)				775	3,100	4,650				$54,684	(5)
Michael Foliano	11/14/2015	(1)								22,578	$15.33	$97,387	(4)
	—		$10,669	$111,140	$222,280
	11/14/2015	(3)				775	3,100	4,650				$54,684	(5)

(1)	Grants of stock options under our 2015 Employee Stock Incentive Plan.
(2)	Reflects the possible annual VICC for 2015 payable under our Variable Incentive Compensation Plan, as described under “Annual Incentive Awards” below. Actual amounts paid to our named executive officers under the plan for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Upon Mr. Matthews’ resignation from the Company in March 2015, he ceased to be eligible to receive any VICC.
(3)	Grants of performance shares under our 2015 Employee Stock Incentive Plan.
(4)	Represents the grant date fair value of option awards made in 2015. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(5)	Represents the grant date fair value of performance shares granted in 2015 at the probable outcome against performance targets. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Annual Incentive Awards

We provide our named executive officers with the opportunity to earn annual VICC under our Variable Incentive Compensation Plan. Under the Variable Incentive Compensation Plan, within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Compensation Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the Variable Incentive Compensation Plan.

In January 2015, our Compensation Committee established a group of VICC programs under the Variable Incentive Compensation Plan to determine 2015 amounts and designated each executive as a participant in a particular program. Each program was designed to encourage growth in company pretax income and company revenue, including international revenue, carrier networks revenue and enterprise networks revenue. VICC was available under each program only if both of certain minimum operating income and revenue thresholds were achieved. If these minimum thresholds were achieved, VICC was available in multiple categories (no more than four categories for any participant): operating income, total revenue, carrier network revenue, enterprise network revenue and certain other subcategories of revenue. Additionally, some participants could earn up to fifty percent of their target VICC through achievement of personal goal elements. For the categories other than personal goal elements, VICC was scaled depending upon the amount of growth the company experienced in excess of the minimum threshold in any category. In order to measure the value of each possible VICC award, the programs assigned to each participating executive a number identified as the target VICC. VICC available in each category was expressed as percentages of the target VICC and ranged from a small percentage if the required threshold was reached through the possibility of as much as 200% of the target VICC. In no event could any executive receive more than 200% of the target VICC in any combination of VICC awards for all categories, including any personal goals. In determining the target VICC for each executive the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the outcomes in the several categories under which VICC could be earned as well as the executive’s prior contributions to company performance.

Under the program in which Messrs. Stanton, Foliano and, prior to his resignation, Matthews, participated, they could earn VICC only if each of total company operating income and total company revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, they could earn VICC for growth in any one of total company operating income or total company revenue. Additionally, Mr. Foliano and, prior to his resignation, Mr. Matthews, could earn half of their target VICC by achievement of certain personal goal elements.

Under the program in which Mr. Schansman participated, he could earn VICC only if each of total company operating income and total enterprise networks revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, he could earn VICC for growth in any one of total company operating income, total company revenue, total enterprise networks operating income as a percentage of total enterprise networks revenue or total enterprise networks revenue. Additionally, Mr. Schansman, could earn half of his target VICC by achievement of certain personal goal elements.

Under the program in which Mr. Wilson participated, he could earn VICC only if each of total company pretax income and total carrier networks revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, he could earn VICC for growth in any one of total company operating income, total company revenue, total carrier networks operating income as a percentage of carrier network revenue or total domestic and Americas carrier networks revenue. Additionally, Mr. Wilson, could earn half of his target VICC by achievement of certain personal goal elements.

None of the threshold growth targets established by the Compensation Committee was achieved. Consequently, as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, no VICC was awarded to our named executive officers for 2015 under the Variable Incentive Compensation Plan.

Additionally, in connection with Mr. Shannon’s employment with the Company, the Committee awarded Mr. Shannon a one-time signing bonus of $220,000, which is payable in the first quarter of 2016, as part of a make-whole bonus, as described above in “Compensation Discussion and Analysis – Appointment of New Chief Financial Officer”, which amount must be repaid if Mr. Shannon voluntarily leaves the Company, other than for Good Reason (as such term is described above in “Compensation Discussion and Analysis – Appointment of New Chief Financial Officer”), or does not relocate his family, in each case, within the first twelve months of employment. Additionally, in recognition of Mr. Foliano’s service to the Company as interim Chief Financial Officer, the Committee awarded Mr. Foliano a one-time discretionary bonus of $50,000.

Equity Compensation

We granted stock options and performance-based restricted stock units, or “performance shares,” during 2015 to our named executive officers under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan. The Stock Incentive Plan permits awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards. The total number of remaining shares authorized for grant for awards other than options under all equity compensation plans at December 31, 2015 was 6,680,639 shares.

The per share exercise price of the options we granted to our named executive officers during 2015 was equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Stock Incentive Plan as the closing price of our common stock on the business day immediately before the date of grant. The option price may be paid in cash, in shares of our common stock, by broker-assisted cashless exercise (if permitted by applicable laws and regulations), or by any other method permitted by the Committee.

The options we granted in 2015 to our named executive officers will become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date. The options become immediately vested and exercisable upon the executive’s death or disability, and upon a change of control. The options may be exercised for one year after termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause, in which case the options immediately terminate. In addition, the Compensation Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the options are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

The number of performance shares earned by the executive officers under the 2015 grant is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. The peer group is set forth above in “Compensation Discussion and Analysis – Components of Executive Compensation – Long-Term Incentive Awards.” Depending on our relative TSR over the performance period, the executive officers may earn shares of common stock on a sliding scale from 0% to 150% of the performance shares (approximately 2.5% of the grant for each 1 percentile increase up to 100% of the grant and then approximately 1.67% of the grant for each 1 percentile increase up to 150% of the grant) granted depending on our relative TSR performance against the peer group, as shown below:

ADTRAN’s TSR Performance Relative to its Peer Group (expressed in a percentile)	Granted Performance Shares Earned (expressed as a percentage)
Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%

Shares earned are distributed at the end of the three-year performance period and after that time there is no additional holding period for the shares. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are vested, earned and distributed in cash upon vesting of the performance shares. Recipients may choose to defer shares under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (12)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Thomas R. Stanton	50,000	(1)	—		—	$22.53	11/3/2016	—	—	—		—
	60,000	(2)	—		—	$23.02	11/5/2017	—	—	—		—
	79,000	(3)	—		—	$15.29	11/6/2018	—	—	—		—
	79,000	(4)	—		—	$23.46	11/7/2019	—	—	—		—
	71,225	(5)	—		—	$33.70	11/6/2020	—	—	—		—
	75,366	(6)	—		—	$30.36	8/31/2021	—	—	—		—
	56,525	(7)	18,841	(7)	—	$16.97	11/3/2022	—	—	—		—
	37,683	(8)	37,683	(8)	—	$23.64	11/2/2023	—	—	—		—
	23,552	(9)	70,655	(9)	—	$18.97	11/14/2024	—	—	—		—
	—		94,207	(10)	—	$15.33	11/14/2025	—	—	—		—
	—		—		—	—	—	—	—	10,512	(13)	$181,017	(13)
	—		—		—	—	—	—	—	12,572	(14)	$216,490	(14)
	—		—		—	—	—	—	—	20,321	(15)	$349,928	(15)
Roger D. Shannon	—		30,000	(10)	—	$15.33	11/14/2025	—	—	—		—
	—		—		—	—	—	—	—	7,800	(15)	$134,316	(15)
James E. Matthews	—		—		—	—	—	—	—	—		—
James D. Wilson, Jr.	21,000	(4)	—		—	$23.46	11/7/2019	—	—	—		—
	18,933	(5)	—		—	$33.70	11/6/2020	—	—	—		—
	20,034	(6)	—		—	$30.36	8/31/2021	—	—	—		—
	15,026	(7)	5,008	(7)	—	$16.97	11/3/2022	—	—	—		—
	10,017	(8)	10,017	(8)	—	$23.64	11/2/2023	—	—	—		—
	6,261	(9)	18,782	(9)	—	$18.97	11/14/2024	—	—	—		—
	—		25,043	(10)	—	$15.33	11/14/2025	—	—	—		—
	—		—		—	—	—	—	—	2,406	(13)	$41,431	(13)
	—		—		—	—	—	—	—	2,877	(14)	$49,542	(14)
	—		—		—	—	—	—	—	4,650	(15)	$80,073	(15)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (12)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Raymond R. Schansman	4,543	(1)	—		—	$22.53	11/3/2016	—	—	—		—
	24,000	(2)	—		—	$23.02	11/5/2017	—	—	—		—
	10,500	(3)	—		—	$15.29	11/6/2018	—	—	—		—
	21,000	(4)	—		—	$23.46	11/7/2019	—	—	—		—
	18,933	(5)	—		—	$33.70	11/6/2020	—	—	—		—
	20,034	(6)	—		—	$30.36	8/31/2021	—	—	—		—
	15,026	(7)	5,008	(7)	—	$16.97	11/3/2022	—	—	—		—
	10,017	(8)	10,017	(8)	—	$23.64	11/2/2023	—	—	—		—
	6,261	(9)	18,782	(9)	—	$18.97	11/14/2024	—	—	—		—
	—		20,000	(10)	—	$15.33	11/14/2025	—	—	—		—
	—		—		—	—	—	—	—	2,406	(13)	$41,431	(13)
	—		—		—	—	—	—	—	2,877	(14)	$49,542	(14)
	—		—		—	—	—	—	—	4,650	(15)	$80,073	(15)
Michael Foliano	5,000	(1)	—		—	$22.53	11/3/2016	—	—	—		—
	5,000	(11)	—		—	$27.17	7/16/2017	—	—	—		—
	13,000	(2)	—		—	$23.02	11/5/2017	—	—	—		—
	11,000	(3)	—		—	$15.29	11/6/2018	—	—	—		—
	11,000	(4)	—		—	$23.46	11/7/2019	—	—	—		—
	18,933	(5)	—		—	$33.70	11/6/2020	—	—	—		—
	18,062	(6)	—		—	$30.36	8/31/2021	—	—	—		—
	13,547	(7)	4,515	(7)	—	$16.97	11/3/2022	—	—	—		—
	9,031	(8)	9,031	(8)	—	$23.64	11/2/2023	—	—	—		—
	5,645	(9)	16,933	(9)	—	$18.97	11/14/2024	—	—	—		—
	—		22,578	(10)	—	$15.33	11/14/2025	—	—	—		—
	—		—		—	—	—	—	—	2,406	(13)	$41,431	(13)
	—		—		—	—	—	—	—	2,877	(14)	$49,542	(14)
	—		—		—	—	—	—	—	4,650	(15)	$80,073	(15)

(1)	The options vested 25% on each of the first four anniversaries of 11/03/2006, the date of grant.
(2)	The options vested 25% on each of the first four anniversaries of 11/05/2007, the date of grant.
(3)	The options vested 25% on each of the first four anniversaries of 11/06/2008, the date of grant.
(4)	The options vested 25% on each of the first four anniversaries of 11/07/2009, the date of grant.
(5)	The options vested 25% on each of the first four anniversaries of 11/06/2010, the date of grant.
(6)	The options vest 25% on each of the first four anniversaries of 8/31/2011, the date of grant.
(7)	The options vest 25% on each of the first four anniversaries of 11/3/2012, the date of grant.
(8)	The options vest 25% on each of the first four anniversaries of 11/2/2013, the date of grant.
(9)	The options vest 25% on each of the first four anniversaries of 11/14/2014, the date of grant.
(10)	The options vest 25% on each of the first four anniversaries of 11/14/2015, the date of grant.
(11)	The options vested 25% on each of the first four anniversaries of 7/16/2007, the date of grant.
(12)	The amounts in this column equal the number of performance shares granted under the 2006 Employee Stock Incentive Plan, with respect to the grants from 2013 and 2014, and the 2015 Employee Stock Incentive Plan, with respect to the grants from 2015, at the performance level achieved as of December 31, 2015. The performance shares are earned based on our relative TSR over a three-year performance period. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives.
(13)	These amounts reflect the number of performance shares granted on November 2, 2013.
(14)	These amounts reflect the number of performance shares granted on November 14, 2014.
(15)	These amounts reflect the number of performance shares granted on November 14, 2015.
(16)	These amounts reflect the closing price of $17.22 per share on December 31, 2015 and are measured at the performance level achieved as of December 31, 2015.

Option Exercises in 2015

The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2015 fiscal year.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas R. Stanton	—	—
Roger D. Shannon	—	—
James E. Matthews	33,971	$22,927
James D. Wilson, Jr.	—	—
Raymond R. Schansman	—	—
Michael Foliano	—	—

Nonqualified Deferred Compensation in 2015

The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2015.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas R. Stanton	$307,588	—	$33,117	—	$8,224,385
James E. Matthews	$25,314	—	($159,544)	($2,679,397)	—
Roger D. Shannon	—	—	—	—	—
James D. Wilson, Jr.	$36,348	—	($12,115)	—	$111,963
Raymond R. Schansman	$36,348	—	($31,136)	—	$667,861
Michael Foliano	$36,348	—	($31,118)	—	$597,189

(1)	Includes cash contributions and the value of contributions of restricted stock awards. The cash contribution amounts are included in the “Salary” column of the Summary Compensation Table for 2015 for Messrs. Stanton and Matthews as follows: Mr. Stanton — $148,750; Mr. Matthews—$25,314

We maintain the ADTRAN, Inc. Deferred Compensation Plan for Employees, the ADTRAN, Inc. Deferred Compensation Plan for Directors, the ADTRAN, Inc. Equity Deferral Program and the ADTRAN, Inc. Equity Deferral Program for Directors. These four plans were originally a single Deferred Compensation Plan, however, for administrative purposes, we restated that single plan into four separate plans, which we refer to herein, collectively, as a single Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors. The deferred compensation plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and performance shares and any other equity grants (e.g., restricted stock awards granted to our directors), and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the 1st day of the month following the six month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment and any deferred stock awards will be paid in whole shares of ADTRAN common stock with fractional shares paid in cash; provided that a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over 3 or 10 years.

Potential Payments Upon Termination or Change of Control

This section describes the limited benefits that would be provided to our named executive officers under our executive compensation plans upon a change of control of ADTRAN or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide a table below showing the potential benefits payable to each of our named executive officers upon a change of control of ADTRAN or following termination of employment as of December 31, 2015.

Variable Incentive Compensation Plan

Under the ADTRAN, Inc. Variable Incentive Compensation Plan, in the event of a change of control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-applicable annual VICC, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change of control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change of control and would be for a proportionate share of the annualized amount for the part-year period ending on the change of control event. If there had been a change of control of ADTRAN on December 31, 2015, our executive officers would not have received any payment under this provision, because the minimum levels required under the 2015 performance measures were not attained.

Under the plan, a change of control would occur if:

(1)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires more than 50% of the total fair market value or total voting power of our stock;

(2)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;

(3)	a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or

(4)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

Deferred Compensation Plan

Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. Benefits are not payable from the plan until the 1st day of the month following the six month anniversary of the participant’s separation from service.

2015 Employee Stock Incentive Plan

Under our 2015 Employee Stock Incentive Plan, upon a corporate transaction, including a change of control, the Compensation Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options and SARs) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award (but if the award is intended to comply with Code Section 162(m), it will be settled in a manner that complies with Code Section 162(m)). A change of control is defined as:

(1) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(2) when one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company or a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(3) the acquisition by one person, or more than one person acting as a group, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Unless the Compensation Committee decides otherwise, all awards (or portions thereof) that remain unexercisable or unvested upon a participant’s termination of employment for any reason, other as a result of death, disability or Change of Control, shall be forfeited by the participant immediately upon the date of such termination. If such termination is the result of the death or disability of the participant or if there is a Change of Control, then any outstanding Awards shall immediately become fully exercisable or vested, except that if an outstanding award of restricted stock or RSUs remains subject to any other type of vesting schedule or requirement (e.g., a performance-based schedule), then upon one of the above events, a proportion of the shares subject to such award shall become vested and nonforfeitable, equal to the proportion of the time completed through the date of the applicable event to the performance measurement period for the award, with target performance level deemed to be achieved as of the date of the applicable event, and in the event the restricted stock or RSU award was originally scheduled without a designated target performance level (e.g., a single performance level or minimum and maximum performance levels), then the performance level that, if met, would have resulted in the least number of shares becoming vested shall be treated as the target level.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause. Under the award agreements, with respect to the performance shares granted under our 2006 Employee Stock Incentive Plan, a portion of the performance shares become immediately vested and earned in the event of death, disability, or upon a change of control. The number of such vested performance shares equals 25% of the total performance shares granted multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

Under the 2006 Employee Stock Incentive Plan, change of control is defined as:

(1)	the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;

(2)	during any 12-month period, a majority of the Board is no longer comprised of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;

(3)	a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or

(4)	the sale or other disposition of all or substantially all of our assets.

An executive is considered retired under the 2006 Employee Stock Incentive Plan if he terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his duties within 15 days after receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Currently, none of our executives have employment contracts. Stock options will expire on the one-year anniversary of the participant’s termination of employment with the Company due to death, disability or retirement, or such shorter period as determined by the Compensation Committee and set forth in an award agreement. Upon a termination of employment, other than as a result of death, disability or retirement, options shall expire on the date that is three (3) months following the date of the participant’s termination of employment or such shorter period as determined by the CompensationCommittee and set forth in an award agreement.

Employment Agreement

Pursuant to Roger D. Shannon’s employment agreement, the Mr. Shannon is entitled to receive a hiring bonus of $220,000, payable in the first quarter of 2016, regardless of whether Mr. Shannon’s employment was terminated prior to December 31, 2015. Additionally, in the event Mr. Shannon terminates his employment with the Company during the first 12 months of his hire date other than for “Good Reason” he must reimburse the Company for the full amount of the hiring bonus. Pursuant to the agreement, “Good Reason” includes a significant decrease in Mr. Shannon’s base compensation, a decrease in Mr. Shannon’s title and/or responsibilities, a change in Mr. Shannon’s reporting position other than to the CEO, or a requirement that Mr. Shannon move to a work location more than 25 miles from the Company’s current headquarters.

The following table sets forth the potential benefits payable to our named executive officers pursuant to the arrangements described above, assuming termination of employment or a change of control had occurred on December 31, 2015.

Benefit/Plan/Program	Thomas R. Stanton	Roger D. Shannon	James E. Matthews (10)	James D. Wilson, Jr.	Raymond R. Schansman	Michael Foliano
Stock Options (1)	$182,761	$56,700	—	$48,583	$39,052	$43,801
Performance Shares (2)	$108,552	$21,426	—	$24,840	$24,840	$24,840
Variable Incentive Compensation Plan (3)	—	—	—	—	—	—
Deferred Compensation Plan (4)	$8,224,385	—	$2,806,204	$111,963	$667,861	$597,189
Hiring Bonus (5)	—	$220,000	—	—	—	—
Total value upon a change of control (6)	$291,313	$78,126	—	$73,423	$63,892	$68,641
Total value upon termination of employment due to death or disability (7)	$8,515,698	$298,126	—	$185,386	$731,753	$665,830
Total value upon termination of employment for any other reason (8)	$8,224,385	$298,126	$2,806,204	$111,963	$667,861	$597,189
Potential payments upon Termination or Change of Control as a Multiple of Salary and VICC (9)	0.49	1.16	—	0.24	0.21	0.23

(1)	Amounts represent the potential value of unvested stock options held by the named executive officers under the 2015 Stock Incentive Plan and the 2006 Stock Incentive Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2015, based on a price of $17.22 per share, the closing price of our common stock on December 31, 2015.
(2)	Amounts represent the potential value of unvested performance shares that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2015, based on a price of $17.22 per share, the closing price of our common stock on December 31, 2015.
(3)	Represents the amount of the annual VICC that would have been payable to each participant upon a change of control on December 31, 2015.
(4)	Represents the amount payable under the Deferred Compensation Plan upon a termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), including a termination by reason of death or disability, to each participant on December 31, 2015. These amounts equal the account balance of each participant as of December 31, 2015.
(5)	Reflects the amount payable to Mr. Shannon pursuant to his employment agreement if terminated prior to payment of the hiring bonus, which is otherwise payable in the first quarter of 2016.
(6)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; and (3) amounts payable under the Variable Incentive Compensation Plan, in each case as of December 31, 2015.
(7)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; (3) amounts payable under the Deferred Compensation Plan, in each case as of December 31, 2015; and (4) with respect to Mr. Shannon, the hiring bonus payable in the first quarter of 2016.
(8)	Represents amounts payable to each participant under the Deferred Compensation Plan upon termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code) on December 31, 2015, and, with respect to Mr. Shannon, the hiring bonus payable in the first quarter of 2016.

(9)	Amounts represent the sum of the potential value of unvested stock options as described in Footnote 1 above, the potential value of unvested performance shares as described in Footnote 2 above, the amount of the annual VICC that would have been payable as described in Footnote 3 above and the hiring bonus payable, with respect to Mr. Shannon as described in Footnote 5 above as a multiple of the salary and VICC and, with respect to Mr. Shannon, hiring bonus received by each individual for the year ending December 31, 2015 as disclosed at Summary Compensation Table above. The amounts payable under the Deferred Compensation Plan are excluded from this calculation because all amounts included in the Plan are amounts of compensation deferred by the executive and the earnings on such amounts and do not include any Company contributions. Under the Company’s change of control arrangements, there is no salary payable upon a change of control other than salary earned but unpaid to the time of the change of control.
(10)	Amounts for Mr. Matthews reflect actual amounts payable to Mr. Matthews upon termination of his employment on March 16, 2015.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors for 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
H. Fenwick Huss	$92,500	$80,000	—	—	—	—	$172,500
William L. Marks	$88,750	$80,000	—	—	—	—	$168,750
Balan Nair	$86,250	$80,000	—	—	—	—	$166,250
Roy J. Nichols	$87,500	$80,000	—	—	—	—	$167,500
Kathryn A. Walker	$82,500	$80,000	—	—	—	—	$162,500

(1)	Represents the aggregate grant date fair value of stock awards made during 2015 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 2 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(2)	The aggregate number of option awards outstanding for each of the non-employee directors at December 31, 2015 was as follows:

Name	Options
H. Fenwick Huss	20,000
William L. Marks	15,000
Balan Nair	25,000
Roy J. Nichols	20,000
Kathryn A. Walker	—

Non-employee directors of ADTRAN were paid an annual fee of $80,000, plus an annual retainer of $5,000 paid to the Nominating and Corporate Governance Committee chairperson, plus an annual retainer of $10,000 paid to the Audit Committee chairperson, plus an annual retainer of $7,500 paid to the Compensation Committee chairperson. The Board previously approved the payment of an annual fee of $15,000 to the director serving as lead director. This annual fee is in addition to all other fees received for services as a director or as a member or chairman of a committee of the Board. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

Our non-employee directors are entitled to participate in our 2010 Directors Stock Option Plan, which our stockholders approved at the 2010 annual meeting of stockholders on May 5, 2010. As of December 31, 2015, there were a total of 500,000 shares reserved for issuance under the 2010 Directors Stock Option Plan, of this number, 100,000 shares were subject to outstanding options (including options held by a former director, but not including options that have been exercised), 104,661 were the subject of restricted stock awards and 284,044 shares were available for future awards after accounting for shares issued upon exercise of options and shares issued as accrued dividends on restricted stock awards. The 2010 Directors Stock Option Plan provides for automatic equity grants to directors who are not otherwise employees of ADTRAN. Under the 2010 Directors Stock Option Plan newly-elected directors may receive an initial grant and an annual grant in the same calendar year. As of December 31, 2015, there were five directors eligible to participate in the 2010 Directors Stock Option Plan. The 2010 Directors Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 2010 Directors Stock Option Plan, the Compensation Committee has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the plan, to prescribe, amend and rescind any rules and regulations relating to the plan, and to make all determinations necessary or advisable for the administration of the plan.

Equity grants (nonqualified stock options, restricted stock or restricted stock units) under the 2010 Directors Stock Option Plan have a fixed dollar value determined by reference to a percentage of the Directors’ total remuneration. The annual equity grant has a value equal to 50% of the Directors’ total remuneration for the calendar year (which includes the award under the 2010 Directors Stock Option Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000. In addition, upon initially joining the Board, a new Director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new Director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2010 Directors Stock Option Plan are in the form of restricted stock, unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.

Awards granted under the 2010 Directors Stock Option Plan (whether in the form of restricted stock, nonqualified stock options or restricted stock units) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the Director’s award agreement. Awards vest earlier if there is a change of control of ADTRAN or if the Director terminates service due to death or disability. The term of any nonqualified stock option is ten years from the date of grant. The Compensation Committee is given the discretion under the 2010 Directors Stock Option Plan to extend this exercise period for outstanding options to the extent permitted by Section 409A of the Internal Revenue Code. The purchase price of the common stock underlying each nonqualified stock option granted under the 2010 Directors Stock Option Plan is 100% of the fair market value of the common stock on the date the option is granted. There is no purchase price for an award of restricted stock or restricted stock units.

If a Director’s service with ADTRAN is terminated for cause, all nonqualified stock options will terminate immediately. Upon termination of a Director’s service due to disability, the nonqualified stock options may be exercised for one year. Upon termination of a Director’s service other than due to death, disability or cause, the nonqualified stock options may be exercised for three months. In addition, if a Director dies while his nonqualified stock options remain exercisable, his beneficiary (as determined under the 2010 Directors Stock Option Plan) may exercise the options for up to one year after the date of death. However, in no case will any option remain exercisable beyond its term. Under the 2010 Directors Stock Option Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. Under the plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion. In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director’s beneficiary can exercise the options for up to one year after the date of the director’s death (or the expiration of the option, if earlier). If an individual ceases to be a Director, his rights with regard to all non-vested restricted stock and restricted stock units granted under the 2010 Directors Stock Option Plan cease immediately.

On December 31, 2015, in accordance with the terms of the 2010 Directors Stock Option Plan, 4,646 shares of restricted stock were granted to each of Messrs. Marks, Nair, Nichols, Dr. Huss and Ms. Walker.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2015, which include the following:

•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan;

•	ADTRAN, Inc. 2015 Employee Stock Incentive Plan; and

•	ADTRAN, Inc. 2010 Directors Stock Option Plan; and

Each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	7,255,345		$21.95	6,680,639
Equity Compensation Plans Not Approved by Stockholders	—		—	—

TOTAL	7,255,345	(1)	$21.95	6,700,639	(1)(2)

(1)	Amounts include the number of securities to be issued or to remain available upon achievement of maximum performance in connection with the outstanding performance shares.
(2)	Awards of restricted stock or restricted stock units granted under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan will reduce the number of authorized shares available by 2.5 shares of our common stock for each share underlying the award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of ADTRAN. Our Code of Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee and a determination will be made as to whether the activity is permissible. A copy of our Code of Conduct is available on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – Code of Conduct.”

In addition to the reporting requirements under the Code of Conduct, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that, during the fiscal year ended December 31, 2015, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except as described below.

On January 21, 2016, each of Michael Foliano, Raymond R. Schansman, Thomas R. Stanton and James D. Wilson filed Forms 4, disclosing the acquisition of phantom stock effective on November 14, 2015. The phantom stock acquisitions should have been reported on Form 4 within two days of the acquisition date. On November 17, 2015, James D. Wilson reported the acquisition of phantom stock on November 12, 2015, which should have been reported on Form 4 within two days of the acquisition date.

On December 14, 2015, Roger D. Shannon reported the acquisition of stock options, which were granted to him on November 14, 2015. The stock option grants should have been reported on Form 4 within two days of the grant date. On November 20, 2015, each of Michael Foliano, Kevin Heering, Raymond R. Schansman, Eduard Scheiterer, Kevin Schneider, Thomas R. Stanton and James D. Wilson reported the acquisition of stock options, which were granted to them on November 14, 2015. The stock option grants should have been reported on Form 4 within two days of the grant date.

Kathryn A. Walker filed a Form 4 on November 18, 2015, disclosing (i) the acquisition of dividend equivalent rights on August 14, 2014, November 13, 2014, May 21, 2015, August 13, 2015 and November 12, 2015, which accrued on grants of restricted stock previously granted to Ms. Walker in accordance with the terms of the 2010 Directors Stock Option Plan and (ii) the settlement of certain of the dividend equivalent rights for stock and cash in accordance with the terms of the 2010 Directors Stock Option Plan on May 14, 2015. The acquisition of the dividend equivalent rights and the settlement of the dividend equivalent rights should have been reported on Forms 4 at the time of each of the accruals and settlement, as applicable. On January 5, 2015, Ms. Walker filed a Form 4 reporting the acquisition of dividend equivalent rights on each of August 14, 2014 and November 13, 2014, that had accrued on previous grants of restricted stock. The acquisition of the dividend equivalent rights should have been reported on Forms 4 at the time of each of the accruals and settlement, as applicable.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2015. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2015 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2015. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380), as amended or superseded.

In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2015 and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2016.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE

William L. Marks, Chairman

H. Fenwick Huss

Anthony J. Melone

Balan Nair

Roy J. Nichols

Kathryn A. Walker

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe that our compensation policies and procedures, which include the pay for performance components that have been described previously in this Proxy Statement, are strongly aligned with the long-term interests of our shareholders. This advisory Shareholder resolution is commonly known as “Say-on-Pay.” The Board has determined to present this resolution for consideration annually. This resolution is included to provide shareholders the opportunity to endorse or not endorse our executive pay program and policies, and the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S—K, through the following advisory proposal:

“RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee.

The Board of Directors unanimously recommends a vote “For” approval of the “Say-on-Pay” proposal.

PROPOSAL 3 —  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees and expenses for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2015 and 2014 are set forth below. The aggregate fees and expenses included in the Audit category are fees and expenses billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees and expenses included in each of the other categories are fees and expenses billed in the fiscal years.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees	$1,196,979	$1,217,905
Audit-Related Fees	$55,588	$49,362
Tax Fees	—	—
All Other Fees	—	—

Total	$1,252,567	$1,267,267

Audit Fees for the fiscal years ended December 31, 2015 and 2014 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees as of the fiscal years ended December 31, 2015 and 2014 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.

Tax Fees. There were no fees in this category for the fiscal years ended December 31, 2015 and 2014.

All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2015 and 2014.

We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of audit-related, tax and other services (other than audit services) that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved services and attaches the list as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of these generally pre-approved services. For fiscal year 2015, that limit was set at $60,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2017 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2017 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before December 5, 2016 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (1) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (2) the name and address, as they appear on our books, of the stockholder submitting the proposal, (3) the class and number of shares that are beneficially owned by such stockholder, (4) the dates on which the stockholder acquired the shares, (5) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (6) any material interest of the stockholder in the proposal, (7) a statement in support of the proposal and (8) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors.

Thomas R. Stanton Chairman of the Board

Huntsville, Alabama

April 4, 2016

Our 2015 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ADTRAN INC. 901 EXPLORER BOULEVARD HUNTSVILLE, AL 35806

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 10, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.              DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Thomas R. Stanton 02 H. Fenwick Huss 03 William L. Marks 04 Anthony J. Melone 05 Balan Nair
06	Roy J. Nichols 07 Kathryn A. Walker
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Say-on-Pay Resolutions, Non-binding approval of the executive compensation policies and procedures of ADTRAN as well as the compensation of the named executive officers.					☐	☐	☐
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2016.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

ANNUAL MEETING OF STOCKHOLDERS OF

ADTRAN, INC.

May 11, 2016

Please contact Investor Relations at 256-963-8220 for information on how to attend the meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement for the 2016 Annual Meeting of Stockholders, and the 2015 Annual Report are avalible at www.proxyvote.com

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

ADTRAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas R. Stanton and Roger D. Shannon, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 11, 2016 at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side thereof.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR ALL” in Proposal 1 and “FOR” each of Proposal 2 and Proposal 3. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Roger D. Shannon, Secretary of ADTRAN, by executing and delivering to Mr. Shannon a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by appearing at the Annual Meeting and voting in person.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side